Exhibit 10.13

AGREEMENT AND GENERAL RELEASE

For good and valuable consideration, rendered to resolve and settle finally, fully, and completely all matters that now or may exist between them, the parties below enter this Agreement and General Release as of September 1, 2006.

1. Parties. The parties to this Agreement are David Page, his heirs, representatives, successors and assigns (hereinafter referred to collectively as “Mr. Page”) and PAR3 Communications, Inc. and/or any of its successors, subsidiaries, affiliates, parents, and related companies (hereinafter referred to collectively as “PAR3” or the “Company”).

2. Separation from Employment. Mr. Page acknowledges and agrees that the effective date of his separation from employment with the Company is December 15, 2006 (the “Separation Date”), after which date he will continue in service to the Company in the capacity as a consultant. Mr. Page shall continue to receive his current salary and benefits up to and including the Separation Date. Mr. Page shall continue in his position as Senior Vice President and General Manager up to and including the Separation Date provided that (i) his average time commitment will be reduced to approximately half-time (or such other time commitment as the parties mutually agree upon) effective as of August 15, 2006 and (ii) his duties will consist of transition related activities and strategic projects assigned by the CEO. Mr. Page will be eligible to receive a prorated performance bonus for 2006 based on individual and Company performance.

3. Separation Benefits. As consideration for the promises and covenants of Mr. Page set forth in this Agreement and provided (i the Company is not otherwise entitled to terminate him prior to the Separation Date for “Cause,” as defined under the terms of his Employment Agreement dated November 30, 2005 (provided, however, that such definition shall be adpated, mutatis mutandis, in light of the reduced responsibilities and time commitments specified herein), and (ii) Mr. Page signs the Second Release attached hereto as Exhibit A on or within 21 days following the Separation Date and does not revoke it, the Company shall provide Mr. Page with the following separation benefits:

(a)	Severance Pay. The Company shall provide Mr. Page with a one-time severance payment equal to $229,000, less applicable withholding taxes, payable on the eighth day following his execution and delivery of the Second Release, provided that if such date is prior to January 2, 2007, Mr. Page may elect to delay such payment until January 2, 2007 in his sole discretion.

(b)	Continued Medical Insurance. The Company will pay the applicable premiums for Mr. Page and his dependents through June 30, 2007 in order to continue their current group medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”).

(c)	Retained Consultant. The Company shall retain Mr. Page’s services as a consultant for a six-month period following the Separation Date. For this retention, Mr. Page shall be paid a monthly fee of $1,000.00, which sum shall be paid at the end of each month and shall be in addition to the severance payment described in Paragraph 3(a) above. Because this is a consulting fee, payroll taxes will not be withheld and a 1099 form will be issued following the end of the calendar year. Projects and related scope will be mutually agreed to in advance of each assignment.

(d)	Continued Vesting of Options. The consulting services set forth in Section 3(c) above shall be deemed “Continuous Service Status” under the Company’s 2000 Stock Option Plan (the “Plan”) for purposes of the option granted to Mr. Page on December 6, 2005 (the “Option”) such that the Option will continue to vest through June 15, 2007 (the “Six Months Continued Vesting”). Mr. Page shall have 180 days following June 15, 2007 to exercise the Option. Mr. Page shall not be entitled to any acceleration benefits (other than acceleration to the amount that would be vested as of June 15, 2007 pursuant to the Six Months Continued Vesting) pursuant to Section 12(c) of the Plan for any Corporate Transaction or Change of Control that is consummated after the Separation Date. Solely for the purposes of determining his rights under the Plan, Mr. Page further acknowledges and agrees that his termination of employment and transition to a consulting role shall not be deemed to be in connection with or within 12 months following a Change of Control for purposes of Section 12(c) of the Plan.

4. Release of Claims by Mr. Page. Subject to the last sentence of this Section 4, in exchange for the promises contained in this Agreement, Mr. Page hereby waives, releases, and forever discharges, and agrees that he will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, or causes of action, whether in law or in equity, which he asserts or could assert, at common law or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever, including but not limited to, any claims under Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Massachusetts Fair

Employment Practice Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as related to severance benefits, and the family and medical leave acts, against PAR3 and any of its or their current or former owners, shareholders, agents, employee benefit plans, representatives, servants, employees, attorneys, successors, predecessors, and assigns (collectively referred to as “Released Parties”) with respect to any event, matter, claim, damage or injury arising out of Mr. Page’s employment relationship with PAR3, and Mr. Page’s separation from such employment relationship, under or relating to any other agreement, express or implied, and with respect to any other claim, matter, or event arising prior to execution of this Agreement by Mr. Page. Notwithstanding the foregoing, Mr. Page does not release the following claims and rights: (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA; (iii) any claims or causes of action relating to vested benefits, including stock options that are currently vested or shall become vested in the future; (iv) claims to enforce the terms of this Agreement and (v) any claims or causes of action arising after the date of my signature below.

5. Outstanding Claims. As further consideration and inducement for this Agreement, Mr. Page represents that he has not filed or otherwise pursued any charges, complaints, or claims of any nature which are in any way pending against any of the Released Parties with any local, state, or federal government agency or court with respect to any matter covered by this Agreement and, to the extent permitted by law, will do so in the future. If any government agency or court assumes jurisdiction of any charge, complaint, cause of action, or claim covered by this Agreement on his behalf against any of the Released Parties, he will withdraw from and/or dismiss the matter with prejudice, as to any claims that he might have. He agrees that he will not participate or cooperate in such matter(s) except as required by law.

6. Return of Property. Except as otherwise mutually agreed by Mr. Page and the Company, Mr. Page agrees that on or before the Separation Date, he shall return to the Company all of its property in his possession including, but not limited to, any confidential or proprietary information of the Company, personal computer(s), keys, pager, cellular phone, phone card, credit card, electronic organizer, fax modem, printer, etc., except as may be required for the performance of his consulting duties. Any property not returned on or before the Separation Date shall be returned upon the termination of the consulting relationship between Mr. Page and the Company, or upon written request by the Company.

7. Confidentiality of Agreement. Mr. Page agrees to maintain in confidence the terms of this Agreement and to discuss them only with his attorneys, accountants, tax advisors, and family members who have a reasonable need to know of such terms. The Company agrees to maintain in confidence the terms of this Agreement and to discuss them only with its attorneys, accountants, tax advisors, and others who have a reasonable need to know of such terms and with respect to whom the company has a reasonable expectation of confidentiality.

8. No Admission of Liability. By entering into this Agreement, PAR3 and all Released Parties do not admit any liability whatsoever to Mr. Page or to any other person arising out of any claims heretofore or hereafter asserted by Mr. Page, and PAR3, for itself and all Released Parties, expressly denies any and all such liability.

9. Non-Disparagement. Mr. Page agrees to refrain from making any disparaging comments about the Company. The Company agrees to refrain from making any disparaging comments about Mr. Page. For purposes of this Agreement, a disparaging comment is one that would likely cause material damage or harm to the interests or reputation of the Company or Mr. Page, as the case may be.

10. Joint Participation in Preparation of Agreement. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

11. Attorneys’ Fees and Costs. As further mutual consideration of the promises set forth herein, PAR3 and Mr. Page agree that they each are responsible for their own attorneys’ fees and costs. The parties agree that they will not seek from the other reimbursement for attorneys’ fees and/or costs relating to any matters addressed in this Agreement.

12. Section Headings. Section headings in this Agreement are included for convenience of reference only and shall not be considered a part of this Agreement for any other purpose.

13. Review and Revocation. Mr. Page expressly states that he has been given a period of at least 21 days within which to consider this Agreement. Mr. Page is advised to consult with an attorney prior to signing this Agreement. This Agreement does not become effective until the eighth day after its execution by Mr. Page (the “Effective Date”). Mr. Page understands that he may revoke this Agreement at any time during the 7 days following its execution by him. It is agreed that any such revocation must be in writing and received by PAR3 within said 7 day period in order to be effective.

14. Entire Agreement. This Agreement constitutes the complete understanding between Mr. Page and PAR3 and supersedes any and all prior agreements,

promises, representations, or inducements, no matter its or their form, concerning its subject matter, with the exception of (i) the Employee Non-Disclosure, Inventions and Non-Competition Agreement between Mr. Page and Prizma Incorporated (predecessor of Envoy Worldwide which was acquired by the Company) as amended; (ii) Section 4 of Mr. Page’s Employment Agreement dated November 30, 2005 (the “Employment Agreement”); provided, however, that the 18 month noncompetition, nonsolicitation and notice of subsequent employment periods stated therein shall be deemed to commence on December 15, 2006; and (iii) the terms under the Plan and stock option agreements evidencing the grant of the Options, which remain in full force and effect to the extent not inconsistent with this Agreement. Except as specified herein, the Employment Agreement, and any amendments thereto, are superseded by this Agreement and no longer have any force or effect. Any provision of this Agreement may be amended or modified by the parties hereto, if, and only if such amendment or modification is in writing and signed on behalf of each of the parties hereto. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner. This Agreement shall be governed by the laws of the State of Washington. The parties consent to exclusive jurisdiction and venue in appropriate federal or state court with subject matter jurisdiction of the dispute located in the County of King in the State of Washington.

15. Mr. Page hereby acknowledges and waives any contractual right he may otherwise have to require a special board meeting with respect to entry in this Agreement. Notwithstanding the foregoing, the Company shall be responsible for obtaining whatever board and other corporate approvals, if any, are necessary in order for it to execute and deliver this agreement in a manner that is enforceable against it.

16. This Agreement may be executed (i) in one or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory or signatories, but all of which together shall constitute the same instrument, and (ii) by facsimile or similar electronic media.

Dated: September 1, 2006	/s/ David Page
David Page

PAR3 COMMUNICATIONS, INC.

Dated: September 1, 2006	By:	/s/ Nicholas Tiliacos
Nicholas Tiliacos
	Its:	President & Chief Executive Officer